PFF BANCORP REPORTS THIRD QUARTER RESULTS AND

SUSPENDS QUARTERLY DIVIDEND

Rancho Cucamonga, Calif. - January 29, 2008 - PFF Bancorp, Inc. (NYSE:PFB) (the "Company") the holding company for PFF Bank & Trust (the "Bank"), Diversified Builder Services, Inc. ("DBS") and Glencrest Investment Advisors, Inc. ("Glencrest"), today reported a net loss of $14.7 million, or $0.65 per diluted share, for the quarter ended December 31, 2007 compared to net earnings of $13.6 million, or $0.55 per diluted share, for the comparable period of 2006.

During our fiscal third quarter we recorded a $35.0 million provision for loan and lease losses attributable principally to the residential construction and land segments of our portfolio.  DBS loans accounted for $5.0 million of the $35.0 million consolidated provision.  Approximately $20.0 million of the provision recorded during the third quarter was attributable to the initial identification of problem credits as criticized or classified and the remainder of the provision was attributable to changes in the valuation allowances assigned to previously criticized or classified assets. Consistent with the previous two quarters, the significant provision for loan and lease losses reflects continued downward pressure on valuations of residential real estate.  During the third quarter, based on the impact of current market conditions and collateral values, $56.6 million of loans and leases were charged-off.  The $56.6 million of charge-offs during the third quarter included $30.0 million of specific valuation allowances established in previous quarters. The composition of the charge-offs during the third quarter was as follows: (i) first trust deeds secured by residential construction and land of $40.9 million; (ii) one-to-four family residential properties of $3.3 million; (iii) commercial business loans of $11.8 million; and (iv) consumer loans of $575,000.  The one-to-four family residential and commercial business loan charge-offs were attributable principally to the single borrower relationship described in our September 30, 2007 Form 10-Q and were substantially provided for during the previous quarter.  At December 31, 2007, our allowance for loan and lease losses ("ALLL") was $72.8 million or 1.81 percent of net loans and leases.

During the third quarter, we also recorded a $2.5 million provision for estimated losses assigned to our total exposure to undrawn letters of credit which was comprised of 41 letters of credit aggregating $24.1 million at December 31, 2007.  This allowance is included in accrued expenses and other liabilities and the provision was recorded in other general and administrative expense.

The disbursed balance of assets classified special mention, substandard and doubtful increased $127.6 million, $126.6 million and $14.4 million, respectively, between September 30 and December 31, 2007, to $305.4 million, $404.9 million and $14.4 million, respectively, net of specific loss allowances of $37.6 million at September 30, 2007 and $975,000 at December 31, 2007. These increases were principally due to increases in classified residential construction and land loans.  The composition of our criticized and classified assets and non-accrual loans at December 31, 2007 is provided under the Selected Ratios and Other Data section of this release.

Non-accrual loans were $235.2 million, or 5.84 percent of net loans and leases at December 31, 2007.  The balance of non-accrual loans were reduced by the charge-off of specific reserves during the third quarter.  Net of specific valuation allowances of $975,000 and $37.6 million at December 31 and September 30, 2007, respectively, non-accrual loans were $234.2 million or 5.81 percent of net loans and leases at December 31, 2007, compared to $190.1 million or 4.61 percent of net loans and leases at September 30, 2007.

During the third quarter, 61 loans totaling $76.6 million were placed on non-accrual, 10 loans totaling $12.6 million were restored to accrual status and charge-offs against non-accrual loans totaled $55.0 million.  Included in non-accrual loans at December 31, 2007 are $44.0 million in loans that are current or less than ninety days past due, but are exhibiting weaknesses in the underlying collateral or borrower strength.

During the third quarter, 8 construction and land loans with aggregate principal balances totaling $37.9 million were restructured in order to maximize the recovery of our investment in these properties.  These restructures resulted in charge-offs of $3.1 million. One of these loans totaling $9.7 million was restored to accrual status through restructure.  The remainder of the loans will be restored to accrual status after the passage of a sufficient period of time (generally six months) to provide evidence of performance under the new terms.  Subsequent to December 31, 2007, an additional 12 loans with aggregate principal balances totaling

$58.6 million have been restructured.  Charge-offs of $20.5 million attributable to these post December 31, 2007, restructures are included in the $56.6 million of total charge-offs recorded for the quarter ended December 31, 2007.  In 19 of the 20 restructures prior or subsequent to December 31, 2007, the existing or new borrowers contributed additional cash to the projects in the form of principal paydowns, past due interest payments, deposits to interest reserves and/or development costs.

Kevin McCarthy, the Company's President and CEO commented: "We are focusing significant resources on remedying the non-accrual loan problem we face through restructuring and renegotiating loan terms in order to maximize recovery of our investment during these challenging times. We remain confident in the underlying economic strength of the Inland Empire to provide the economic engine that will reinvigorate the real estate market and restore our community banking franchise to profitability."

Total loans and leases receivable, net, decreased $70.2 million in the quarter ended December 31, 2007 from the quarter ended September 30, 2007.  The balance of construction, commercial business, commercial real estate and consumer loans (the "Four-Cs") decreased $102.4 million in the quarter ended

December 31, 2007 from the quarter ended September 30, 2007, which reflects the slowdown in residential construction lending.  At December 31, 2007, the Four-Cs totaled $2.42 billion, or 61 percent of loans and leases receivable, net, compared to $2.46 billion, or 60 percent of loans and leases receivable, net, at December 31, 2006.  Four-Cs originations were $203.7 million, or 72 percent of total originations, for the third quarter compared to $419.9 million, or

85 percent of total originations, for the comparable quarter of 2006 and $259.9 million, or 79 percent of total originations, for the quarter ended September 30, 2007.  At December 31, 2007, DBS had outstanding loans receivable, net of $82.7 million compared to $118.4 million and $94.7 million at March 31 and September 30, 2007, respectively.

Total deposits increased $7.7 million in the quarter ended December 31, 2007 compared to the comparable period of 2006 with CDs increasing $66.5 million and core deposits decreasing $58.8 million.  When comparing results for the quarter ended December 31, 2007 and September 30, 2007, total deposits decreased $24.3 million, as CDs increased $50.8 million and core deposits decreased $75.1 million.  At December 31, 2007, core deposits were $1.59 billion (including $257.0 million of non-interest bearing demand accounts) compared to $1.64 billion (including $284.3 million of non-interest bearing demand accounts) at December 31, 2006.  During the nine months ended December 31, 2007, we opened six new full service branches.  Those branches, which have been open for an average of seven months, contained deposits of $94.6 million at December 31, 2007.

Net interest income decreased $4.8 million from the quarter ended September 30, 2007 to $34.2 million for the quarter ended December 31, 2007, as net interest margin contracted 42 basis points to 3.22 percent.  Excluding the non-recognition of $7.7 million of interest income on non-accrual loans, net interest income and net interest margin would have been $41.9 million and 3.94 percent for the third quarter.  Average interest-earning assets decreased $32.0 million during the third quarter.  Net interest income decreased $10.9 million, or 24 percent, from the comparable quarter of 2006, due primarily to the impact of non-accrual loans noted above, and a $198.3 million decrease in average interest-earning assets.

Non-interest income decreased $900,000 from the quarter ended December 31, 2006, to $5.1 million for the quarter ended December 31, 2007.  Excluding the non-cash charge of $730,000 associated with our interest rate swaps, non-interest income decreased $205,000 during the same period.  Deposit and related fees for the quarter ended December 31, 2007 rose $349,000, or 10 percent from the comparable quarter of 2006 while trust, investment, and insurance fees decreased $204,000, or 13 percent, during the same period.

General & administrative ("G&A") expense increased $4.1 million or 16 percent, from the quarter ended December 31, 2006 to $30.1 million for the quarter ended December 31, 2007. The increase in G&A expense was primarily attributable to the $2.5 million provision for undrawn letters of credit, a $1.1 million increase in occupancy and equipment expense related to direct and indirect costs associated with the addition of six new banking branches opened during the nine months ended December 31, 2007, and a $309,000 increase in marketing and professional services attributable to a $275,000 litigation accrual representing the Bank's proportionate share of certain litigation involving Visa USA.  The $6.1 million increase in G&A expense from the quarter ended September 30, 2007 to the quarter ended December 31, 2007 was primarily attributable to the $2.5 million provision noted above and $2.5 million of incentive plan accruals that were reversed during the second fiscal quarter of 2007.

We did not repurchase any shares of our common stock during the quarter ended December 31, 2007.  At December 31, 2007, the Bank's core, Tier 1 risk-based and total risk-based ratios of 8.62%, 10.05% and 11.30%, respectively, remain well above the 5.00%, 6.00% and 10.00% levels required to be considered "Well Capitalized" under Federal regulations.  At 11.30%, the Bank's total risk-based capital ratio at December 31, 2007 has increased 9 basis points since March 31, 2007.

During the quarter ended December 31, 2007, our $75.0 million line of credit with a commercial bank matured. We renegotiated a new line of credit of $60.0 million to mature on August 31, 2008.  The financial covenants in the new line of credit include the following: (i) the Bank and the Company must show a net profit on a rolling four-quarter basis, (ii) the Bank and the Company must maintain at all times a ratio of non-performing loans (as defined) to total loans which is equal to or less than 6.00%, tested quarterly. (iii) the Bank and the Company must maintain well capitalized regulatory capital ratios, as required by federal regulators, (iv) the Company must maintain a consolidated tangible net worth of not less than $320.0 million, tested quarterly, (v) the Company shall not merge into or consolidate with any other business enterprises, or another business enterprise shall not merge into the Company, without prior written consent of the lender and (vi) an event of default shall occur if the Company and/or Bank become subject to a "Memorandum of Understanding" a "Cease and Desist Order" or other regulatory action that reflects any material adverse change in the safety and soundness of the Company and/or Bank.  Additionally, this line of credit is secured by a pledge of the stock of the Bank.  The debt relating to the Company's credit facility is classified as a component of "FHLB advances and other borrowings" in our Consolidated Balance Sheets.  As of December 31, 2007, the Company is in violation of the rolling four quarter net profit and non-performing loan covenants under this line of credit.  The Company is in the process of seeking a waiver of these two covenants as of December 31, 2007.

Due to the uncertainty surrounding the timing of the recovery in residential real estate and the impact of credit on our operating results, the Company's Board of Directors has suspended the quarterly cash dividend effective immediately.  Mr. McCarthy added: "We will continue to review our dividend policy each quarter and expect to resume dividend payments when our operating results return to a level of sustained profitability".

Following the opening of our full-service branch in Moreno Valley, California during the third quarter, we are now conducting business through 38 full-service banking branches, two registered investment advisory offices, two trust offices, a Southern California regional loan center, an office providing diversified financial services to home builders and one loan origination office in Northern California.  Assets under management or advisory by Glencrest and the Bank's trust department decreased to $715.2 million at December 31, 2007, compared to $732.6 million at December 31, 2006.  These assets under management or advisory include $574.3 million managed or advised by Glencrest at December 31, 2007, compared to $592.3 million at December 31, 2006.

We will host a conference call at 5:00 P.M. EST on Tuesday, January 29, 2008, to discuss our financial results.  The conference call can be accessed by dialing

1-800-311-9403 and referencing "PFF Bancorp Conference Call".  An audio replay of this conference call will be available through Tuesday, February 12, 2008, by dialing 1-877-656-8905 and referencing replay PIN number 63733630.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's strategic objectives.  These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties. The Company's actual results or performance, may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2007.  The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Kevin McCarthy, President and CEO or

Gregory C. Talbott, Senior Executive Vice President, COO/CFO,

PFF Bancorp, Inc.

9337 Milliken Avenue, Rancho Cucamonga, CA 91730

(909) 941-5400

PFF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31, 2007	March 31, 2007
	(Unaudited)

ASSETS
Cash and cash equivalents	$ 61,559	$ 59,587
Investment securities held-to-maturity (estimated fair value of $7,147 at December 31, 2007 and $6,646 at March 31, 2007)	6,809	6,712
Investment securities available-for-sale, at fair value	1,661	28,067
Mortgage-backed securities available-for-sale, at fair value	165,190	186,607
Loans held-for-sale	1,674	-
Loans and leases receivable, net (net of allowances for loan and lease losses of $72,845 at December 31, 2007 and $46,315 at March 31, 2007)	3,957,379	4,116,232
Federal Home Loan Bank (FHLB) stock, at cost	36,669	46,158
Accrued interest receivable	22,562	25,704
Assets acquired through foreclosure, net	973	-
Property and equipment, net	60,192	56,564
Prepaid expenses and other assets	59,207	27,896
Total assets	$ 4,373,875	$ 4,553,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 3,246,534	$ 3,291,645
FHLB advances and other borrowings	684,400	775,300
Junior subordinated debentures	87,630	56,702
Accrued expenses and other liabilities	29,030	32,767
Total liabilities	4,047,594	4,156,414
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.01 par value. Authorized 2,000,000 shares; none issued	-	-
Common stock, $.01 par value. Authorized 59,000,000 shares; issued and outstanding 22,624,961 and 24,156,834 at December 31, 2007 and March 31, 2007, respectively	225	240
Additional paid-in capital	172,902	180,285
Retained earnings	157,692	221,892
Accumulated other comprehensive losses	(4,538)	(5,304)
Total stockholders' equity	326,281	397,113
Total liabilities and stockholders' equity	$ 4,373,875	$ 4,553,527

PFF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2007	2006	2007	2006
Interest income:
Loans and leases receivable	$ 72,178	$ 82,751	$ 230,915	$ 239,539
Mortgage-backed securities	1,947	2,648	5,999	8,025
Investment securities and deposits	730	1,578	2,387	4,750
Total interest income	74,855	86,977	239,301	252,314
Interest expense:
Deposits	30,248	28,550	90,253	76,966
Borrowings	10,379	13,269	32,610	37,460
Total interest expense	40,627	41,819	122,863	114,426
Net interest income	34,228	45,158	116,438	137,888
Provision for loan and lease losses	35,000	1,900	90,800	4,920
Net interest income (expense) after provision for loan and lease losses	(772)	43,258	25,638	132,968
Non-interest income:
Deposit and related fees	3,868	3,519	11,344	10,192
Loan and servicing fees	355	566	1,128	1,737
Trust, investment and insurance fees	1,325	1,529	4,541	4,353
Gain on sale of loans, net	37	81	152	164
Gain on sale of securities, net	-	-	-	271
Mark-to-market on interest rate swaps	(730)	(35)	(1,139)	(357)
Other non-interest income	254	349	929	1,754
Total non-interest income	5,109	6,009	16,955	18,114
Non-interest expense:
General and administrative:
Compensation and benefits	14,735	14,595	41,498	43,926
Occupancy and equipment	5,273	4,190	14,994	12,215
Marketing and professional services	3,397	3,088	9,901	9,405
Other general and administrative	6,668	4,136	14,577	11,410
Total general and administrative	30,073	26,009	80,970	76,956
Foreclosed asset operations, net	42	(355)	51	(470)
Total non-interest expense	30,115	25,654	81,021	76,486
Earnings (loss) before income taxes	(25,778)	23,613	(38,428)	74,596
Income taxes (benefit)	(11,095)	9,970	(16,754)	31,485
Net earnings (loss)	$ (14,683)	$ 13,643	$ (21,674)	$ 43,111

Basic earnings (loss) per share	$ (0.65)	$ 0.56	$ (0.94)	$ 1.76
Weighted average shares outstanding for basic earnings (loss) per share calculation	22,592,898	24,557,623	23,116,004	24,500,157
Diluted earnings (loss) per share	$ (0.65)	$ 0.55	$ (0.94)	$ 1.74
Weighted average shares outstanding for diluted earnings (loss) per share calculation	22,592,898	24,893,341	23,116,004	24,819,134

 PFF BANCORP, INC. AND SUBSIDIARIES
Selected Ratios and Other Data
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2007	2006	2007	2006
Performance Ratios
Return on average assets (1)	(1.33)%	1.18%	(0.65)%	1.27%
Return on average stockholders' equity (1)	(17.93)%	13.75%	(8.12)%	15.00%
General and administrative expense to average assets (1)	2.72%	2.25%	2.43%	2.26%
Efficiency ratio (3)	76.45%	50.83%	60.70%	49.33%
Average interest-earning assets to average interest- bearing liabilities	105.12%	106.79%	105.96%	106.69%

Yields and Costs (1)
Net interest spread	3.02%	3.80%	3.39%	3.97%
Net interest margin (2)	3.22%	4.05%	3.62%	4.20%
Average yield on interest-earning assets	7.00%	7.78%	7.41%	7.68%
Average cost of interest-bearing liabilities	3.98%	3.98%	4.02%	3.71%
Average yield on loans and leases receivable, net	7.13%	8.03%	7.57%	7.94%
Average yield on securities	4.62%	4.67%	4.67%	4.63%
Average cost of core deposits	2.43%	2.19%	2.50%	1.95%
Average cost of C.D.s	4.92%	4.95%	4.94%	4.67%
Average cost of total deposits	3.68%	3.55%	3.68%	3.26%
Average cost of FHLB advances and other borrowings	5.07%	5.32%	5.30%	5.08%
Average cost of junior subordinated debentures	6.42%	6.28%	6.38%	6.22%

Asset Quality
Net charge-offs (recoveries)	$56,546	83	64,270	(60)
Net charge-offs (recoveries) to average loans and leases receivable, net (1)	5.61%	0.01%	2.11%	0.00%

Average Balances
Average total assets	$4,424,961	$4,623,403	$4,446,081	$4,532,275
Average interest-earning assets	$4,256,554	$4,454,859	$4,294,320	$4,372,541
Average interest-bearing liabilities	$4,049,322	$4,171,515	$4,052,944	$4,098,283
Average loans and leases receivable, net	$4,031,070	$4,105,702	$4,058,196	$4,012,961
Average securities	$177,646	$291,488	$184,835	$305,570
Average core deposits	$1,623,372	$1,617,073	$1,669,489	$1,620,823
Average C.D.s	$1,636,135	$1,575,038	$1,581,712	$1,510,715
Average total deposits	$3,259,507	$3,192,111	$3,251,201	$3,131,538
Average FHLB advances and other borrowings	$702,185	$922,702	$723,785	$910,043
Average junior subordinated debentures	$87,630	$56,702	$77,958	$56,702
Average stockholders' equity	$327,493	$396,925	$355,934	$383,314

Loan and Lease Activity
Total originations	$283,104	$491,357	$1,069,943	$1,896,724
One-to-four-family	$75,113	$59,580	$206,329	$197,711
Multi-family	$4,331	$11,841	$5,893	$71,241
Commercial real estate	$12,668	$25,406	$62,299	$185,800
Construction - residential, including land	$18,684	$160,380	$208,678	$728,190
Construction - commercial	$28,420	$70,132	$93,707	$133,375
Commercial loans and leases	$88,283	$112,770	$329,010	$398,427
Consumer	$55,605	$51,248	$164,027	$181,980
Purchases	$-	$5,500	$368	$8,497
Principal repayments	$422,044	$507,755	$1,375,336	$1,652,142
Sales	$2,320	$5,332	$12,132	$11,904

(1) Computed on an annualized basis.
(2) Net interest income divided by average interest-earning assets.
(3) Total general and administrative expense divided by net interest income plus non-interest income.

PFF BANCORP, INC. AND SUBSIDIARIES
Selected Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)

	As of December 31, 2007	As of March 31, 2007

Asset Quality
Non-accrual loans (5) (6)	$235,205	$11,421
Non-accrual loans to net loans and leases (4) (5)	5.84%	0.27%
Non-performing assets to total assets (1) (5)	5.40%	0.25%
Allowance for loan and lease losses (5) (6)	$72,845	$46,315
Allowance for loan and lease losses to non-accrual loans (5) (6)	31%	406%
Allowance for loan and lease losses to net loans and leases (4) (5) (6)	1.81%	1.11%

Capital
Stockholders' equity to assets ratio	7.46%	8.72%
Core capital ratio*	8.62%	8.72%
Risk-based capital ratio*	11.30%	11.21%
Shares outstanding at end of period	22,624,961	24,108,834
Book value per share outstanding	$14.42	$16.47
Tangible book value per share outstanding (2)	$14.37	$16.42

Loan, Lease and Deposit Balances
One-to-four family loans	$1,414,508	$1,421,310
Multi-family loans	$195,382	$235,424
Commercial real estate loans	$650,401	$679,526
Construction - residential, including land (3)	$1,026,965	$1,088,395
Construction - commercial (3)	$193,531	$139,678
Commercial business loans and leases	$199,715	$286,678
Consumer loans	$347,077	$313,203
Core deposits	$1,585,695	$1,707,988
C.D.s	$1,660,839	$1,583,657

(1) Non-performing assets consist of non-accrual loans and assets acquired through foreclosure, net.
(2) Stated book value minus goodwill.
(3) Net of undisbursed balances of $314,473 and $547,516 at December 31, 2007 and March 31, 2007, respectively.
(4) Net loans and leases consist of loans and leases receivable, net plus allowance for loan and lease losses.

(5) As of March 31, 2007, excluding the specific valuation allowance of $685,000, non-accrual loans were $10.7 million, non-accrual loans to net loans and leases were 0.26%, non-performing assets to total assets were 0.24%, allowance for loan and leases were $45.6 million, allowance for loan and lease losses to non-accrual loans were 425% and allowance for loan and lease losses to net loans and leases were 1.10%.

(6) Loan and lease charge-offs were $56.6 million for the quarter ending December 31, 2007.

                                              *PFF Bank & Trust

The following table sets forth the composition of our loan and lease delinquencies for 30-59 days and 60-89 days as of December 31 and March 31, 2007.

	December 31, 2007 (1)		March 31, 2007
Loan Category	30-59 days	60-89 days	30-59 days	60-89 days
	(Dollars in thousands)
Real estate loans:
Residential
One-to-four family (2)	$ 3,175	1,090	$ 2,320	-
Multi-family	575	-	572	-
Commercial real estate	3,126	-	272	-
Construction and land:
Unentitled land	-	-	-	-
Entitled land/ developed lots	-	-	17,139	-
Residential construction:
Single family	14,943	-	3,376	-
Multi-family	-	-	-	-
Condominium conversion	-	-	-	-
Commercial construction	-	-	-	-
Commercial loans and leases	14,288	322	167	-
Consumer	4,721	212	492	237
	$ 40,828	1,624	$ 24,338	237
Delinquencies as a percentage of total loans	1.01%	0.04%	0.58%	0.01%

(1) Excluding $9.8 million of 30-59 day delinquencies and $11.9 million of 60-89 day delinquencies which are on non-accrual status as shown in the following table.

(2) Includes loans held for sale.

Loans and leases 90 days or more delinquent totaling $190.2 million and $11.4 million as of December 31 and March 31, 2007, respectively, are included as a component of non-accrual loans.

The following table sets forth the composition of our consolidated loan and lease portfolio, Special Mention, Substandard and Doubtful assets and non-accrual loans as of December 31, 2007.

			Special Mention		Substandard		Doubtful
Loan Category	Committed Balance (1)	Disbursed Balance (2)	Committed Balance (1)	Disbursed Balance (2)	Committed Balance (1) (3) (5)	Disbursed Balance (2) (3) (5)	Committed Balance (1)	Disbursed Balance (2)	Non-accrual (2)
Real estate loans:
Residential
One-to- four family (4)	$ 1,416,182	1,416,182	9,154	9,154	40,153	40,153	-	-	40,155
Multi-family	195,382	195,382	-	-	-	-	-	-	-
Commercial real estate	650,401	650,401	-	-	8,482	8,482	-	-	3,681
Construction and land:
Unentitled Land	79,401	73,651	2,503	2,501	12,082	11,984	-	-	6,600
Entitled land/ developed lots	343,687	283,974	35,047	29,736	81,327	72,316	1,200	1,200	49,725
Residential construction:
Single Family	684,045	537,347	159,219	133,770	247,432	205,397	-	-	109,563
Multi-family	35,421	28,977	22,131	21,261	-	-	-	-	-
Condominium conversion	105,189	103,008	68,689	67,129	44,684	44,627	-	-	5,627
Commercial construction	287,226	193,539	8,910	8,835	-	-	-	-	-
Commercial loans and leases	199,715	199,715	32,506	32,506	19,611	19,611	12,900	12,900	17,570
Consumer	347,077	347,077	462	462	2,291	2,291	333	333	2,284
	4,343,726	4,029,253	338,621	305,354	456,062	404,861	14,433	14,433	235,205
Undisbursed construction loan funds	(314,473)	N/A
Deferred loan and lease origination fees, net	2,645	2,645
Allowance for loan and lease losses(6)	(72,845)	(72,845)
Total loans and leases, net	3,959,053	3,959,053
Less loans held-for-sale	(1,674)	(1,674)
Loans and leases receivable, net	$ 3,957,379	3,957,379

(1) Includes undisbursed construction loan funds.

(2) Excludes undisbursed construction loan funds.

(3) Balances have been reduced by amounts of specific valuation allowances.

(4) Includes loans held-for-sale.

(5) Includes $973,000 of assets acquired through foreclosure at December 31, 2007, in substandard committed and disbursed balances, one-to-four family loans.

(6) Allowance for loan and lease losses includes specific valuation allowances of $975,000.